Exhibit 3.1

SECOND AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RELATIVITY ACQUISITION CORP.

Pursuant to Section 242 of the
Delaware General Corporation Law

Relativity Acquisition Corp. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1)	The name of the Corporation is Relativity Acquisition Corp. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on April 13, 2021 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State on May 28, 2021. A Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State on February 10, 2022. An Amendment to the Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State on December 22, 2022 (the “Amendment to the Second Amended and Restated Certificate of Incorporation”).

2)	This Amendment to the Amendment to the Second Amended and Restated Certificate of Incorporation amends the Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Second Amendment to the Second Amended and Restated Certificate of Incorporation”).

3)	This Second Amendment to the Second Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4)	The text of Sections 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 26, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 36 months from the closing of the Offering (or, if the Office of the Delaware Division of Corporations shall not be open for a full business day (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open (the “Deadline Date”) and (iii) the redemption of shares in connection with a vote seeking (a) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or amendments to this Second Amended and Restated Certificate prior thereto or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

5)	The text of Sections 9.1(c) of Article IX is hereby amended by deleting in its entirety:

(c) In the event that the Corporation has not consummated an initial Business Combination within 18 months from the date of the closing of the Offering, upon the Sponsor’s request, the Corporation may extend the period of time to consummate a Business Combination up to two times without stockholder approval, each for an additional three months, for an aggregate of 6 additional months, provided that (i) an aggregate amount of $1,000 from the Company’s working capital shall be deposited into the Trust Account for each such extension that the Company determines to implement and will be used to fund the redemption of the Offering Shares in accordance with Section 9.2. and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with.

[Signature Page to Follow]

IN WITNESS WHEREOF, Relativity Acquisition Corp. has caused this Second Amendment to the Second Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 13th day of February, 2024.

Relativity Acquisition Corp.

By:	/s/ Tarek Tabsh
Name:	Tarek Tabsh
Title:	Chief Executive Officer

[Signature Page of Second Amendment to the Second Amended and Restated Certificate of Incorporation]